UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2013

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ENTROPIC COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6290 Sequence Drive
San Diego, CA 92121
(Address of principal executive offices and zip code)
(858) 768-3600
Registrant's telephone number, including area code:
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.
On October 16, 2013, Entropic Communications, Inc. (“Entropic”) and its landlord, Kilroy Realty, L.P. (“Kilroy”), entered into an Amended and Restated Second Amendment to Office Lease, which has an effective date of October 16, 2013 (the “Amendment”). The Amendment amends Entropic’s headquarters lease in San Diego, California. Under the amendment, Entropic will substitute its current leased premises at 6290 Sequence Drive for a 132,600 square foot building located at 6350 Sequence Drive. This Amendment supersedes a February 2013 amendment of the lease (the “Prior Amendment”) which substituted Entropic’s current leased premises for a 130,000 square foot facility located at 6260 Sequence Drive. While the rentable square feet of the two buildings are approximately the same, the new substituted premises at 6350 Sequence Drive are better suited to Entropic’s needs than the 6260 Sequence Drive premises. Consequently the company expects to spend less on tenant improvements with the new substituted premises than it would have been required to spend if the Amendment had not been entered into.
Consistent with the Prior Amendment, the term of Entropic’s lease, which otherwise would have expired on January 31, 2015, has been extended to January 31, 2022.  Entropic will see no increase in its rent costs through January 31, 2015. Thereafter, annual rents will start at approximately $2.9 million and will increase 3% to 4% per year through the end of the term. Entropic expects to move into the new facility in the third quarter of 2014.
A copy of the Amendment will be filed as an exhibit to Entropic’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2013.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: October 17, 2013	By:	/s/ David Lyle
David Lyle
Chief Financial Officer